UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  March 4, 2014

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Bloomin’ Brands, Inc. (the “Company”) is providing the following information for purposes of satisfying its obligations under Regulation FD.

The Company has identified the following items that are expected to impact first quarter 2014 financial results. The Company’s previously announced fiscal 2014 full-year guidance takes these items into account.

•	Comparable sales for Company-owned core domestic concepts are expected to be in the range of -1.0% to 1.0% in the first quarter, driven primarily by unfavorable weather.

•	The annual managing partner’s conference, the cost of which is approximately $3.0 million, will be held in the second quarter of 2014. In 2013, the conference was held in the first quarter.

•
Other restaurant operating expenses, including marketing expenditures and the timing of printing and production of gift cards, as well as menu and uniform costs associated with initiatives such as the Carrabba’s Italian Grill menu rollout in early March, are expected to be higher in the first quarter of 2014 as compared to 2013.

•	The first quarter 2014 effective income tax rate is expected to be in the range of 27.0% to 29.0%. The effective income tax rate in the first quarter of 2013 was 14.1%.

The information contained in this Item is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 9.01     Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by the Company on March 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date: March 4, 2014	By:	/s/ David J. Deno
David J. Deno
Executive Vice President and Chief Financial and Administrative Officer

3